Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization
IO Biotech ApS	Denmark
IO Bio US, Inc.	Delaware, United States
IO Biotech Limited	England and Wales